Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Mylan Inc. and subsidiaries (the “Company”) on Form S-8 of our reports dated February 27, 2013, relating to the consolidated financial statements and consolidated financial statement schedule of the Company and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania

February 27, 2013